Exhibit 99.1

DatChat Announces Partnership and Influencer Campaign with IZEA

NEW BRUNSWICK, N.J., Sept. 22, 2021 (GLOBE NEWSWIRE) -- DatChat, Inc. (“DatChat” or “the Company”) (NASDAQ: DATS), a communications and social media company that gives users the ability to communicate with privacy and protection, today announced that it has awarded a $1M managed services contract to IZEA Worldwide, Inc. (“IZEA”) (NASDAQ: IZEA), a provider of influencer marketing technology, data, and services for the world’s leading brands, to execute a celebrity influencer online dating campaign for DatChat Messenger.

The campaign is intended to highlight DatChat’s messaging platform capabilities and its focus on personal privacy and data protection. IZEA plans to leverage its roster of influencer talent to drive awareness of the messaging platform and the benefits of the technology as a dating app, and more broadly, as a messaging ecosystem.

“Individuals that use online dating platforms are all potential DatChat users who we feel would find our privacy-focused features especially useful,” said Darin Myman, founder and CEO of DatChat. “IZEA is a natural fit as a partner for the social media space, and we believe that this campaign is an exciting opportunity to grow the DatChat Messenger brand. Online dating has seen significant technological advancement but has yet to address the inherent data privacy risks in meeting strangers online and sharing information without any data protection. Users deserve protection, safety, and privacy, and we aim to provide the best privacy with the DatChat technology that protects users’ information and pictures after they hit send, share or post.”

The campaign is expected to launch in Q4 2021 and will run through the end of the year across Instagram, Facebook, and TikTok. DatChat is available as a free download for iOS and Android.

About DatChat, Inc.

DatChat Inc. is a blockchain, cybersecurity, and social media company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat’s patented technology offers users a traditional texting experience while providing control and security for their messages. With DatChat Messenger, a user can decide how long their messages last on a recipient’s device, while feeling secure that, at any time, they can delete individual messages or entire message threads, making it like the conversation never happened.

About IZEA Worldwide, Inc

IZEA is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company serves as a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million transactions between online buyers and sellers. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive measurable return on investment.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Investor Relations contact:

Alex Thompson, John Yi

Gateway Group, Inc.

(949) 574-3860

DATS@gatewayir.com

Press contact:

Natalie Balladarsch

Gateway Group, Inc.

(949) 574-3860

DATS@gatewayir.com

© GlobeNewswire 2021